EXHIBIT 99.1

News Release	AmSouth Bancorporation Post Office Box 11007 Birmingham, Alabama 35288

FOR IMMEDIATE RELEASE

Contact:	Rick Swagler	(205) 801-0105
	List Underwood	(205) 801-0265

Cooper, DeFosset Elected to AmSouth Board of Directors

BIRMINGHAM, Ala., Oct. 20, 2005 – David J. Cooper Sr., president of Cooper/T. Smith Corporation, and Don DeFosset, former chairman, president and chief executive officer of Walter Industries, Inc., have been elected to the Board of Directors of AmSouth Bancorporation (NYSE: ASO).

“I am very pleased to have David Cooper and Don DeFosset join our board,” said Dowd Ritter, AmSouth’s chairman, president and chief executive officer. “They bring a wide range of experience and knowledge to our board, and I’m confident that with their vision and depth of knowledge, they will contribute immensely to the growth of our company.”

Cooper is president of one of the largest stevedoring and maritime-related firms in the United States. Cooper/T. Smith Corporation has operations on all three U.S. coasts in 38 ports and foreign operations in Venezuela, Brazil, Colombia, Canada, and Mexico. Its subsidiaries include warehousing, insurance, terminal operations, tugboats, push boats, barging, and the most recent acquisition of Kimberly Clark’s Marine & Timberlands Division, now renamed Cooper Marine & Timberlands Corporation. Cooper received a bachelor’s degree in business from the University of Alabama.

DeFosset is the former chairman, president and chief executive officer of Walter Industries, Inc., a diversified company with annual revenues of $2.7 billion. The company is a leader in water infrastructure, flow control and water transmission products; a significant producer of high-quality metallurgical coal and natural gas for worldwide markets; and a leader in affordable homebuilding and financing. DeFosset received a bachelor’s degree in industrial engineering from Purdue University and an MBA from Harvard Business School.

About AmSouth

AmSouth is a regional bank holding company with over $50 billion in assets, more than 685 branch banking offices and more than 1,200 ATMs. AmSouth operates in Florida, Tennessee, Alabama, Mississippi, Louisiana and Georgia. AmSouth is a leader among regional banks in the Southeast in several key business segments, including consumer and commercial banking, small business banking, mortgage lending, equipment leasing, and trust and investment management services. AmSouth also offers a complete line of banking products and services at its web site, www.amsouth.com.